Exhibit 19.1

GP NATURAL RESOURCE PARTNERS LLC

Policy on Insider Trading

THIS POLICY WAS ADOPTED BY THE BOARD OF DIRECTORS

OF GP NATURAL RESOURCE PARTNERS LLC ON MAY 24, 2023.

This policy should be read carefully by all directors, officers and consultants of GP Natural Resource Partners LLC (the “Company”), by such employees of Quintana Minerals Corporation, Western Pocahontas Properties Limited Partnership and their affiliates that provide services to the Company or Natural Resource Partners L.P. (“NRP”), as well as by other individuals to whom this policy is delivered. All are encouraged to ask questions and seek any follow-up information that they may require about this Policy. Any questions should be directed to the persons listed below.

General Counsel

GP Natural Resource Partners LLC

1415 Louisiana Street, Suite 3325

Houston, TX 77002

The Company has adopted this policy on Insider Trading to apply to each consultant, director and officer of the Company, to such employees of Quintana Minerals Corporation, Western Pocahontas Properties Limited Partnership and their affiliates that provide services to the Company or NRP, as well as to other individuals to whom this policy is delivered (collectively, the “Insiders”). The Company reserves the right to amend or rescind this policy or any portion of it at any time and to adopt different policies and procedures at any time. This policy must be strictly followed.

Introduction

It is generally illegal for any person, either personally or on behalf of others, to trade in securities on the basis of “Inside Information.” Inside Information is generally defined as any non-public information about an entity that may be considered material to an investor in making a decision regarding the purchase, holding or sale of securities of that entity. For purposes of this policy, Inside Information includes all material, non-public information about NRP, the Company, or any other entity, learned as a result of the Insider's relationship with the Company or NRP. Information is "non-public" until it is widely disseminated to the public (generally through a news release by the Partnership to one or more national wire services). Information is "material" if there is a substantial likelihood that an investor would reasonably consider it important in arriving at a decision to buy, sell or hold securities. It is also generally illegal to communicate (or “tip”) material, nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Recent amendments of the federal securities laws have dramatically increased the severity of the penalties for illegal trading or tipping and have greatly enhanced the enforcement powers of the Securities and Exchange Commission and the Department of Justice to prosecute such crimes. Potential penalties for insider trading violations include administrative sanctions, damage awards to private plaintiffs, civil fines equal to the greater of $1,000,000 or three times the profits resulting from illegal trading or tipping, as well as criminal fines of up to $1,000,000 and a maximum of ten years in jail.

General Statement

The Company’s policy prohibits all Insiders who, by virtue of their relationship with the Company or NRP, have access to Inside Information about the Company, its affiliates (including NRP), or any other publicly traded entity, from (i) buying or selling securities of NRP or such other entity while in possession of such information or (ii) passing on such information, directly or indirectly, to others (“tipping”).

Scope of The Policy

Persons Covered by This Policy. This policy shall be strictly adhered to by all Insiders and all members of their immediate families and personal households. All Insiders are responsible for the compliance with this policy by members of their immediate families and personal households.

Transactions Covered by This Policy. This policy applies to all transactions in the securities of NRP and other publicly traded entities, with the exception of the acquisition of securities under Company-sponsored plans such as the Long-Term Incentive Plan. The trading restrictions of this policy do apply, however, to all sales of securities acquired under such plans.

Purpose of the Policy

This policy is implemented (1) to make all Insiders aware of what constitutes Inside Information and the severe consequences that may result from the illegal trading on or tipping of such information, and (2) to protect the Company and its affiliates against legal liability and to preserve the reputation of the Company and its Insiders for integrity and ethical conduct by setting forth procedures to prevent the illegal use of Inside Information.

Compliance Procedures

1.         Tipping is Prohibited. All Inside Information is to be held in the strictest confidence and not disclosed to anyone outside the Company, unless and until the information has been properly disseminated to the public. Unauthorized disclosure of any Inside Information learned as a result of an Insider’s relationship to the Company or NRP is strictly prohibited. Inside Information is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such inadvertent disclosures. This prohibition against tipping includes Inside Information about a company, other than the Company or NRP, learned by an Insider as a result of his relationship with the Company or NRP.

2.         Inquiries by Stock Analysts, Investors and the Media. Unless expressly authorized by the Chief Executive Officer, the only persons authorized to communicate with stock analysts, NRP investors or potential investors and members of the media are the Company’s Chief Executive Officer, President, Chief Financial Officer, Investor Relations and General Counsel. All inquiries from stock analysts, NRP investors or potential investors and members of the media, and any inquiry regarding rumors, price movement or activity in the common units of NRP, should immediately be referred to one of the persons designated above.

3.         Restrictions on Trading in Securities and Other Entities. If an Insider obtains Inside Information concerning another entity as a result of his relationship with the Company or NRP, such Insider may not trade in the securities of such other entity until at least the third business day after such entity has made a formal public disclosure of such information. (An example of information of this nature would be knowledge of an imminent acquisition of coal properties by such other entity).

Prohibition on Short Sales, Derivatives, Hedging and Pledging

All Insiders and members of their immediate families and personal households are prohibited from making any short sales of NRP securities and from pledging any NRP securities as collateral. Also, no such person may buy or sell any puts, calls, options or other derivatives in respect of NRP securities at any time. This prohibition includes hedging transactions involving NRP securities or any other financial instruments or other action designed to hedge or offset or speculate on any change in the value of NRP securities.

Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. In addition to the fact that it is illegal for directors and officers to sell their company’s securities short, the Company believes that it is inappropriate for its Insiders to bet against the securities of NRP or any of its affiliates in this way.

Puts, calls, options and other derivatives, including hedging transactions, for NRP units (other than options granted pursuant to employee benefit plans) also afford the opportunity to profit from a market view that is adverse to NRP and its affiliates, and they carry a high risk of inadvertent securities law violations and could create a perception of Insider speculation on short-term swings in the value of NRP securities.

NRP securities that are pledged as collateral as of the adoption of this policy are not subject to the prohibition on pledging contained in this policy.

The Company may impose sanctions for failure to comply with the provisions of this policy. Such sanctions may include suspension without pay and dismissal without cause.